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EXHIBIT 10.50


                         INTERCOMPANY SERVICES AGREEMENT


         This INTERCOMPANY OPERATING AGREEMENT ("Agreement") is entered into as of November 1, 2006, and is by and between FOREST OIL CORPROATION, a New York corporation ("Forest"), and FOREST ALASKA OPERATING LLC, a Delaware limited liability company (the "Company"). Forest and the Company are sometimes hereinafter referred to individually as "Party" or collectively as "Parties".

                                   WITNESSETH

         WHEREAS, Forest holds one hundred percent (100%) of the interests in Forest Alaska Holding LLC ("Forest Holding") and Forest Holding holds 100% of the Membership Interest in the Company;

         WHEREAS, Forest has transferred, assigned and conveyed to the Company certain producing oil and gas properties located in the State of Alaska along with certain assets used in the operation and conduct of such properties and related oil and gas exploration and production business activities (the "Alaska Operations"), including the oil and gas leases related to the Alaska Operations and other assets and certain liabilities related to the Alaska Operations (the "Properties");

         WHEREAS, Forest currently serves as the operator of certain of the Properties and will continue as the operator of such Properties until Forest and the Company determine otherwise;

         WHEREAS, the Company desires to obtain from Forest operational and administrative and staff support services necessary for the continued conduct of the Alaska Operations and to appoint Forest to serve as the Company's agent to perform certain functions necessary for the continued operation of the Properties; and

         WHEREAS, Forest has the expertise and resources and is willing and able to provide services, personnel, and equipment to the Company and to act as the Company's agent;

                 NOW, THEREFORE, for and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                             SERVICES AND PERSONNEL

                  1.1 SERVICES. During the term of this Agreement, Forest agrees to perform for the Company the services described in Section 1.2 and SCHEDULE A attached hereto (collectively, the "Services") and to provide all necessary support personnel and operational equipment in the performance of the Services


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in exchange for the fees described in Article II. Forest shall perform the
Services in a good and workmanlike manner as would a prudent service provider under the same or similar circumstances.

                  1.2 OPERATOR SUPPORT SERVICES. From and after November 1, 2006, the Company hereby designates and appoints Forest as its agent and grants Forest all power and authority to perform management, administrative and technical support activities with respect to the operation of the Properties. Specifically, during the term of this Agreement, Forest shall have the power and authority to undertake the following activities in the name and on behalf of the
Company:
                           (i) open, close and operate bank accounts in the name
of and for the benefit of the Company;

                           (ii) process, record and make payments to working
interest holders, overriding royalty interest owners, royalty owners (including but not limited to the State of Alaska and the Minerals Management Service of the U.S. Department of Interior), vendors, suppliers, and other third parties, including without limitation processing and making payments to third parties in connection with day-to-day operations and approved capital expenditures;

                           (iii) invoice, collect and deposit in the Company's
bank accounts all amounts received from third parties; and

                           (iv) prepare and maintain accounting books and
records and other financial support information.

                  1.3 BANK ACCOUNTS; LIENS AND ENCUMBRANCES. Forest agrees that, in the course of performing the Services, it shall establish, maintain and operate separate bank accounts in the name of the Company and deposit in such bank accounts all funds collected or received on behalf of the Company and the Properties. Forest shall keep all bank accounts opened or maintained for and on behalf of the Company free from all liens, security interests and other encumbrances, other than liens and security interests in favor of creditors of the Company.

                  1.4 CASH DISBURSEMENTS. As soon as reasonably practicable after the end of each month during which Forest provides Services under this Agreement, Forest will prepare a summary showing amounts remitted by Forest on behalf of the Company in connection with the Alaska Operations and Properties ("cash disbursements") during the preceding month. The Company agrees to pay Forest an amount representing the total cash disbursements within 30 days following the receipt of the cash disbursements summary. If the Parties mutually agree, any remittance under this paragraph may be accomplished by an accounting entry to an intercompany


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account as provided in Section 2, which amount shall bear interest at the rate described in paragraph 2.3.

                                   ARTICLE II
                          FEES FOR SERVICES AND PAYMENT

                  2.1 FEES. In consideration of the Services performed by Forest pursuant to this Agreement and of Forest making itself available to perform the Services, the Company agrees to pay Forest the fees and amounts described in SCHEDULE B attached hereto (the "Fees").

                  2.2 MONTHLY INVOICES. Each month Forest agrees to prepare an invoice for the Services provided during the preceding month, which shall be issued as soon as reasonably practicable after the end of the month. Each invoice shall be for an amount equal to the total Fees for all Services performed during the preceding month. Fees are intended to cover the value of the Services provided. All invoices shall be issued and payable in U.S. dollars. The intercompany billing may be reflected by an intercompany accounting entry with an offsetting entry to the "intercompany" accounts of Forest and the Company, so long as mutually agreed upon by the parties.

                  2.3 PAYMENT OF FEES: INTEREST. The Company agrees to pay all invoices in U.S. dollars within 30 days following the receipt of the monthly invoice described in paragraph 2.2. Payment of the amounts detailed in invoices may be made in cash, by offset of intercompany accounts or any combination thereof. Offsets may be accomplished through electronic entries in the Company's and Forest's respective company ledgers. Unless otherwise stated, payments or credits to the intercompany account will be considered to be applied against outstanding amounts on a first-in, first-out (FIFO) order. Interest shall accrue at a rate of 12% per annum on the aggregate monthly average amount of indebtedness, as represented by the intercompany account.

                                   ARTICLE III
                              TERM AND TERMINATION

                  3.1 TERM; TERMINATION. (a) This Agreement shall have a term of twelve months, ending on August 31, 2007, and shall continue in successive three month terms until terminated in accordance with this Article III; provided that this Agreement shall automatically terminate without further notice, on the date a Disposition (as defined below) is completed. For purposes of this Agreement, a Disposition means the sale by Forest Holding of all ownership interests in the Company or the sale of all or substantially all assets of the Company, or the sale or other disposition by Forest of all ownership interests in Forest Holding or the sale of all or substantially all assets of Forest Holding.

                 (b) On termination of this Agreement: (i) all intercompany amounts payable, including any interest on such amounts, between Forest and the Company shall become immediately due and payable; (ii) Forest shall ensure the full and complete transfer of all accrued liabilities and accounts payable that may have been recorded on Forest's books on behalf of the Company during the term of this Agreement; and (iii) Forest shall immediately transfer to the Company all books and records related to activities undertaken on the Company's behalf during the term of this Agreement.


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                 (c) In the event of a termination of the Services as provided under this Article In, the Company shall pay and remain obligated for: (i) the reasonable costs and expenses, directly related to this Agreement, incurred or to be incurred by Forest as a result of such termination; plus (ii) the aggregate amount of the Fees and any other sums otherwise due Forest, through the date of termination.

                 3.2 NOTICE OF TERMINATION. Either party may terminate this Agreement at any time by giving the other party hereto 90 days' prior written notice.

                 3.3 MANDATORY TERMINATION. If, at any time during the term of this Agreement, any government or any governmental agency should require directly or indirectly, alteration or modification of any term or condition of this Agreement or of the performance of the parties in a manner which is material and adverse to either party, then such party may, in its sole discretion, terminate this Agreement immediately in its entirety by giving written notice to the other party; provided that changes to the Fee structure shall not be cause for immediate termination. In such cases the parties agree to modify the Fee structure in a manner to comply with the modifications or alterations required by any such governmental agency and adjust prior Fees accordingly.

                 3.4 SURVIVAL UPON TERMINATION. Termination shall not affect any rights or obligations which have accrued hereunder prior to termination or which relate to Services performed prior to termination or to the period prior to termination. In addition, termination shall not affect the parties' rights and obligations under Articles V, VI, VII, VIII, and IX and this paragraph 3.4.

                                   ARTICLE IV
                                 SUBCONTRACTORS

          Forest may enter into subcontracts in connection with performance of any of the Services hereunder.

                                    ARTICLE V
                                 CONFIDENTIALITY

                  5.1 CONFIDENTIALITY. In the performance of the Services, either party may acquire or be made aware of certain confidential information (as defined below), in particular, but not limited to, confidential information regarding geophysical and seismic data, processes and operations, financial data, personnel information, as well as present and contemplated activities of the other party and its affiliates. Each of the parties, their respective employees and others whose services may be procured to assist in the performance of the Services hereunder shall not divulge or disclose any confidential information to others (except (i) to affiliates or subsidiaries as may be required in order to perform the Services contemplated hereunder and (ii) to the agents or the lenders under the First Lien Credit Agreement and Second Lien


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Credit Agreement) without first having obtained specific written permission to do so. Agents and subcontractors of either party shall be contractually required to comply with the restrictions of the preceding sentence. For purposes hereof,
(a) the "First Lien Term Loan Agreement" means the First Lien Credit Agreement by and among the Company, Forest Holding, the lenders party thereto and Credit Suisse, as administrative agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced and (b) the "Second Lien Term Loan Agreement" means the Second Lien Credit Agreement by and among the Company, Forest Holding, the lenders party thereto and Credit Suisse, as administrative agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced.

                  5.2 CONFIDENTIAL INFORMATION. The term "confidential information", as used herein, shall mean any and all business, seismic, financial, operational, personnel, or other information disclosed by either party hereunder that is designated in writing by either party as being of a confidential nature, except:

                           (i) information which at the time of disclosure is in
the public domain or which, after disclosure, becomes part of the public domain by means other than by breach of this Agreement;

                           (ii) information which the parties can show was in
their possession at the time of disclosure and did not previously acquire directly or indirectly from the other Party; or

                           (iii) information which is received from a third
party by either party and which information was not, to the best of either party's knowledge, received as a result of a violation of any law or of any obligation of confidentiality or non-disclosure to the other party.

                  5.3 CONFIDENTIALITY TERM. The foregoing restrictions on divulging or disclosing confidential information shall be limited to a period of two years after such information is first designated as confidential by the disclosing party or for such longer period as may be required by the disclosing party, not to exceed a period of two years after termination of this Agreement unless agreed to in writing by the parties or unless a longer period is required by third party agreements governing the information.

                                   ARTICLE VI
                             LIMITATION OF LIABILITY

                  6.1 LIMITATION OF LIABILITY. In carrying out its obligations hereunder, Forest shall be required to exercise only that standard of care it exercises in the conduct of its own affairs. Liability in connection with the rendering of Services hereunder shall be limited to direct actual damages. Forest shall not be liable to the Company (or any assignee) for consequential,


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incidental or punitive damages, including, but not limited to, loss of use or loss of profit, regardless of the circumstance.

                  6.2 SUBCONTRACTOR'S LIABILITY. This Article VI shall not limit any subcontractor's liability to either party and no subcontractor shall be deemed a third party beneficiary of this Agreement.

                                   ARTICLE VII
                                     NOTICES

         All notices given under this Agreement shall be in writing, signed by the party giving the notice and shall be delivered by hand, fax, courier, or first class mail. Notices shall be deemed delivered on the day sent and shall be addressed as follows:

                  Forest Alaska Operating LLC
                  Attention:  President
                  310 K Street
                  Suite 700
                  Anchorage, Alaska 99501
                  Telephone No.:  (907) 258-8600
                  Fax:  (907) 258-8601

                  Forest Oil Corporation
                  Attention: Vice-President, General Counsel and Secretary 707 17th Street, Suite 3600
                  Denver, Colorado 80202
                  Telephone No.:  (303) 812-1400-1526
                  Fax:  (303) 812-1510

                                  ARTICLE VIII
                                      TAXES

         Forest is the common parent of an affiliated group of companies within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended, and Forest will treat the Company as a disregarded entity for federal and state income tax purposes where a state law accepts the federal designation. Forest and the Company will enter into tax allocation agreements, both federal and state, concerning federal and state tax liabilities and other matters relating to taxes associated with the ownership and operation of the Alaska Operations and Properties.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.1 RECORDS AND DOCUMENT RETENTION. The parties acknowledge that any records produced by Forest pertaining to the Alaska Operations and the operation of the Properties pursuant to the terms of this Agreement shall remain the property of the Company and the maintenance and retention of such records shall be in accordance with Forest's records retention policy as may be in effect from time to time.


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                  9.2 INTELLECTUAL PROPERTY. The parties acknowledge that any intellectual property right and all books, records, technical, reports, or any other work product, whether completed or not, prepared or developed by Forest in the course of or resulting from the performance of any Services for the Company hereunder, shall vest in and be the property of the Company, which Forest agrees to turn over to the Company promptly at its request or upon the termination of this Agreement, whichever is earlier. Forest also agrees to confirm or execute such transfers and assignments that the Company may request regarding any intellectual property or work product covered by the terms of this Agreement.

                  9.3 AUDITS. Upon five days prior written notice, Forest will permit the Company and its agents to inspect and audit the accounts and records pertaining to the Services performed pursuant to this Agreement and activities undertaken by Forest as the Company's agent. Forest shall permit the Company and its agents to verify the accuracy of any information furnished to the Company hereunder and in connection with the operation of the Properties and agrees to allow the Company reasonable access to Forest personnel and, as warranted, Forest's independent auditors and reservoir engineers.

                  9.4 AMENDMENT AND WAIVER. Any waiver, alteration or modification of the provisions of this Agreement shall not be valid unless in writing and signed by an officer of each of the Parties hereto and unless such writing specifically refers to this Agreement and expressly states that the terms hereof are being waived, altered or otherwise modified. All requests and instructions from the Party requesting the work shall be subject to and be deemed to incorporate the terms and provisions of this Agreement and the terms of this Agreement shall control in the event of any conflict.

                  9.5 ASSIGNMENT: THIRD PARTY BENEFICIARY. This Agreement shall be binding upon and inure to the benefit of the Company and Forest and their respective successors and assigns. No party shall assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party; provided, however that nothing shall prevent the grant by the Company of a security interest in its rights under this Agreement or the enforcement or exercise of remedies in connection with such security interest. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto and their permitted successors and assigns.

                  9.6 GOVERNING LAW. The rights and obligations of the parties hereunder shall be governed by, and be construed in accordance with, the laws of the State of Colorado, excluding such laws, rules or decisions of the courts of Colorado which would apply the laws of another forum or jurisdiction. Each party agrees, to the extent permitted by law, that all actions or proceedings in any way arising out of this Agreement shall be litigated in the courts in Denver County, Colorado. Each party hereby waives any right it may have to transfer or object to the venue of any litigation arising out of this Agreement brought against it in Denver County, Colorado.


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                  9.7 COMPLIANCE WITH LAWS. Forest and any of its
representatives, agents or subcontractors shall obtain and maintain all qualifications, registrations, permits, insurance, bonds, licenses and other consents or approvals, necessary or prudent to perform the Services in any jurisdiction in which it performs Services and agrees to comply with all applicable laws and regulations. The Company agrees to comply with all applicable laws and regulation in any jurisdiction in which it conducts activities.

                  9.8 SEVERABILITY. If any provision of this Agreement is ever determined to be invalid, illegal or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

                  9.9 ARM'S LENGTH TRANSACTIONS: SEPARATE BOOKS AND RECORDS:
FINANCIAL RECORDS. The parties acknowledge and agree that this Agreement and the terms hereof are being entered into on an arm's-length basis, are fair to each of Forest and the Company and are on terms comparable to similar transactions between unrelated third persons or unaffiliated parties. Each of the parties hereto intend that the management, business and affairs of Forest and its other subsidiaries be conducted in such a manner so that, except with respect to tax allocation agreements and the filing of state and federal tax returns, Holdings and the Company will be treated as a separate and distinct entity from Forest and its other subsidiaries and agree to keep and maintain separate books of account, separate financial statements and not otherwise commingling their respective properties.

                  9.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the Company and Forest relating to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

         IN WITNESS WHEREOF, Forest and the Company have caused this Agreement to be executed in multiple originals by their respective duly authorized officers.

FOREST OIL CORPROATION                     FOREST ALASKA OPERATING LLC


By: /S/ DAVID H. KEYTE                     By: /S/ CYRUS D. MARTER IV
   --------------------------------           ----------------------------------
David H. Keyte                             Cyrus D. Marter IV
Executive Vice-President and               Vice-President and Secretary
Chief Financial Officer


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